EXHIBIT 10

               Asset Purchase Agreement dated April 7, 1997 by and
                    between Golden Pharmaceuticals, Inc. and
                          Syncor Pharmaceuticals, Inc.

                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN

                          SYNCOR PHARMACEUTICALS, INC.,
                             A DELAWARE CORPORATION,
                                    AS BUYER

                                       AND

                          GOLDEN PHARMACEUTICALS, INC.
                             A COLORADO CORPORATION,
                                    AS SELLER




                                  APRIL 7, 1997

                               -------------------
                                TABLE OF CONTENTS
                               -------------------

                                                                            Page
                                                                            ----

            1. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1  Agreement to Purchase and Sell.......................................... 2
1.2  Purchase Price; Payment................................................. 5
1.3  Adjustments to Purchase Price........................................... 6
1.4  Allocation of Purchase Price............................................ 6
1.5  Assumption of Liabilities............................................... 6
1.6  Non-Assumption of Certain Liabilities................................... 6
1.7  Closing................................................................. 7

                   2. REPRESENTATIONS AND WARRANTIES OF SELLER

2.1  Existence; Good Standing; Corporate Authority; Compliance With Laws..... 7
2.2  Authorization, Validity and Effect of Agreements........................ 7
2.3  Financial Statements.................................................... 8
2.4  Undisclosed Liabilities................................................. 8
2.5  Absence of Certain Changes or Events Since the Date of the
     Unaudited Balance Sheet................................................. 9
2.6  Taxes...................................................................10
2.7  Title to the Assets.....................................................10
2.8  Condition of Personal Property..........................................10
2.9  Title to Real Property and Improvements.................................11
2.10 List of Contracts and Other Data........................................11
2.11 Business Property Rights................................................12
2.12 No Breach or Default....................................................12
2.13 Labor Controversies.....................................................13
2.14 Litigation..............................................................13
2.15 No Brokers..............................................................13
2.16 Hazardous Materials.....................................................13
2.17 No Misrepresentation or Omission........................................14
2.18 Material Adverse Effect.................................................14
2.19 Knowledge of Seller.....................................................15
2.20 Representation or Warranty..............................................15

                   3. REPRESENTATIONS AND WARRANTIES OF BUYER

3.1  Existence; Good Standing; Corporate Authority; Compliance With Law......15
3.2  Authorization, Validity and Effect of Agreements........................15
3.3  Litigation..............................................................16

3.4  Financing...............................................................16
3.5  Compliance with Laws....................................................16
3.6  No Misrepresentation of Omission........................................16

                        4. OTHER COVENANTS AND AGREEMENTS

4.1  Survival................................................................16
4.2  Indemnification by Seller...............................................16
4.3  Indemnification by Buyer................................................17
4.4  Conditions of Indemnification...........................................18
4.5  Taxes and Expenses......................................................19
4.6  Non-competition.........................................................20
4.7  Conduct of the Business.................................................21
4.8  Access to Information and Customers.....................................22
4.9  Public Announcements....................................................22
4.10 Notification of Certain Matters.........................................22
4.11 Best Efforts............................................................22
4.12 Execution of Additional Documents.......................................22
4.13 Expense Reimbursement...................................................23
4.14 Confidentiality.........................................................23
4.15 Access to Software......................................................24
4.16 Access to Records.......................................................24
4.17 Real Property and Improvements Disclaimer of Warranties.................24
4.18 Use of Telephone System.................................................25
4.19 Parking Area............................................................25

                            5. CONDITIONS OF CLOSING

5.1  Buyer's Conditions of Closing...........................................25
5.2  Seller's Conditions of Closing..........................................27
5.3  Real Property and Improvements Closing Matters..........................28

                         6. TERMINATION AND ABANDONMENT

6.1  Reasons for Termination.................................................29
6.2  Procedure Upon and Effect of Termination................................29

                                7. MISCELLANEOUS

7.1  Notices.................................................................30
7.2  Binding Effect; Benefits................................................30
7.3  Entire Agreement........................................................30
7.4  Governing Law...........................................................31
7.5  Facsimile Signatures....................................................31

7.6  Headings................................................................31
7.7  Waivers.................................................................31
7.8  Merger of Documents.....................................................32
7.9  Exhibits and Schedules..................................................32
7.10 Severability............................................................32
7.11 Assignability...........................................................32
7.12 Drafting................................................................32

EXHIBITS:

A     -  Bill of Sale, Assignment and Assumption Agreement
B     -  Form of Promissory Note
C     -  Form of Opinion of Seller's Counsel
D     -  Form of Opinion of Buyer's Counsel
E     -  Special Warranty Deed
F     -  Form of Option

SCHEDULES:

1.1.1A   Equipment and Inventory
1.1.1B   Patents, Trademarks
1.1.1C   NDAs, ANDAs, INDs, IDEs and DMFs
1.1.1D   Drawings, Blueprints, Specifications and Data
1.1.1H   Computer Software Programs Owned by Seller
1.1.1I   Real Property
1.1.2    Excluded Assets
1.4      Purchase Price Allocation Among the Assets
2.2      Exceptions to Authorization Requirement
2.10     List of Contracts and Other Data
2.13     Notices of Claims Concerning Employment Issues
2.14     Litigation
2.16.1   Hazardous Materials on the Real Property and Improvements
2.16.2   Hazardous Materials to be Removed or Disposed of by Seller

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is entered into on the 7th day of April, 1997, by and between SYNCOR PHARMACEUTICALS, INC., a Delaware corporation ("Buyer"), and GOLDEN PHARMACEUTICALS, INC., a Colorado corporation ("Seller"). Buyer and Seller are referred to collectively herein as the "Parties," and individually as a "Party."

         WHEREAS, Seller desires to sell, and Buyer desires to purchase, all of the assets of Seller related to the business of the manufacture and distribution of Iodine-123 on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the promises, the provisions and the terms and conditions in this Agreement, the Parties agree as follows:

                                   DEFINITIONS

         Each of the following terms is defined on the page set forth opposite such term:

Term                                                                       Page
----                                                                       ----

Agreement....................................................................1
ANDAs........................................................................3
Assets.......................................................................2
Audited Balance Sheet........................................................8
Balance Sheets...............................................................8
Basket......................................................................17
Bill of Sale, Assignment and Assumption Agreement............................5
Business.....................................................................2
Business Property Rights....................................................12
Buyer........................................................................1
Claim.......................................................................18
Closing......................................................................7
Closing Date.................................................................7
Confidential Information....................................................23
Damage Cap..................................................................17
Damages.....................................................................16
DMFs.........................................................................3
Excluded Assets..............................................................2
Hazardous Material..........................................................13
IDEs.........................................................................3
Indemnification Notice......................................................18
Indemnified Party...........................................................18
Indemnifying Party..........................................................18
INDs.........................................................................3
Material Adverse Effect.....................................................14
NDAs.........................................................................3

Obligated Party.............................................................23
Parties......................................................................1
Party........................................................................1
Permitted Exceptions........................................................11
Promissory Note..............................................................5
Purchase Price...............................................................5
Real Property................................................................4
Real Property and Improvements...............................................4
Records......................................................................3
Seller.......................................................................1
Termination Date............................................................21
Third Party.................................................................23
Third Party Claim...........................................................18
Title Commitment............................................................28
Title Company...............................................................28
Title Policy................................................................28
To the Knowledge of Seller..................................................15
Unaudited Balance Sheet......................................................8

          1.    PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES.

              1.1   AGREEMENT TO PURCHASE AND SELL.

                    1.1.1 Upon the terms and subject to the conditions set forth in this Agreement and upon the representations and warranties made herein by each Party, on the Closing Date (as defined herein), Seller shall sell, grant, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, all of the assets and properties of Seller of every kind, nature and description (wherever located) related to the manufacture and distribution of Iodine-123 (hereinafter the "Business") and which are described in this Agreement, which Seller represents are listed on attached Schedules 1.1.1A, 1.1.1B, 1.1.1C, 1.1.1D, 1.1.1H, 1.1.1I, 2.10 and 2.16.1, as the same shall exist on the Closing Date, except those assets and properties specifically excluded pursuant to Section 1.1.2 below (the "Excluded Assets") or not listed on the Schedules attached hereto (said assets and properties to be sold, granted, conveyed, transferred, assigned and delivered to Buyer are hereinafter collectively referred to as the "Assets"), including without limitation:

                              (a) all inventory, prepaids, spare parts, deferred
items, work in process, supplies, leaseholds, leasehold improvements, tools, fixtures, machinery, equipment, furniture, office furnishings and fixtures of Seller that are related to the Business all of which are set forth in attached
Schedule 1.1.1A;

                              (b) all patents and applications therefore and all
trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights, copyright registrations, all applications and all licenses related to the Business all of which are set forth in attached Schedule 1.1.1B;

                              (c) all  approved,  pending  and  contemplated New
Drug Applications ("NDAs"), Abbreviated New Drug Applications ("ANDAs"), Investigational New Drug Exemptions ("INDs"), and Investigational Device Exemptions ("IDEs") and any and all related documents and reports as well as all Drug Master Files ("DMFs") for Iodine-123 capsules and for each other drug listed on Schedule 1.1.1C, including but not limited to data regarding investigations, components, complete and detailed descriptions of the manufacturing processes, labeling, preclinical and clinical studies; pharmacology data; toxicology and pathology information, dose-range analyses, controlled and other clinical studies; clinical laboratory studies related to effectiveness and safety; a synopsis of the literature and unpublished reports on each drug; a complete and thorough evaluation of the safety and effectiveness of each drug, including side effects and adverse reactions, labeling, a full list of articles, chemicals, etc., used in making each drug;

                              (d) all  drawings,   blueprints,   specifications,
designs and data owned by Seller, directly related to the Business all of which are set forth in attached Schedule 1.1.1D;

                              (e) all  catalogues , brochures, sales literature,
promotional material and other selling material of Seller directly related to the Business;

                              (f) all  books  and  records  and     all   files,
documents, papers, agreements, books of account and other records pertaining to the Business or the Assets which are located at the offices, plants, warehouses or other locations related to the Assets (collectively, the "Records"); provided, however, that with respect to Records which are not directly related to the Business, Assets and/or Records associated therewith listed on Schedule 1.1.1C and 2.10.5, Buyer shall only be entitled to a copy thereof and shall receive no ownership rights therein. Seller may retain one complete set of the Records for record-keeping purposes and to fulfill any obligations of Seller with respect to the Business or the Assets;

                              (g) all  rights  of  Seller  under  all contracts,
agreements, licenses, leases, sales orders, purchase orders directly relating to the Business;

                              (h) a copy of all computer software programs owned
by Seller and which are related exclusively to the Business, which are set forth in attached Schedule 1.1.1H; the exclusive worldwide rights to market and service such programs, all trade secrets and processes relating to such programs, all current, previous, enhanced and developmental versions of the source and object codes and any variations thereof, and all related documentation, all design specifications, all maintenance and installation job control language, the programs' operators' manuals, the user documentation, the systems' documentation and manuals (including all flowcharts, systems' procedures and program component descriptions), all procedures for the modification and preparation for the release of enhanced versions of such programs, and all available testing data relative to the installation and checkout of such programs;

                              (i)  that  certain  parcel  of  land   located  in
Jefferson County, Colorado, more particularly described on Schedule 1.1.1I (the "Real Property") together with all improvements thereon (collectively, the "Real Property and Improvements");

                              (j) subject  to  the  provisions  of  Section 4.19
hereof, the right to use the excluded real property for parking for Buyer's employees and representatives for so long as Seller owns the excluded real property; and

                              (k) all other assets and rights of every kind  and
nature, real or personal, tangible or intangible, which are exclusively related to the Business.

               Without limiting the generality of the foregoing, the Assets shall include all assets related to the Business set forth in a detailed list of plant and equipment as of the date of the Unaudited Balance Sheet (as defined herein) prepared from the accounting records of Seller, and all such assets as may have been acquired by Seller which would be included on a list prepared in like manner from such accounting records as of the Closing Date, except (a) the Excluded Assets and (b) any such assets which may have been disposed of since the date of the Unaudited Balance Sheet in the ordinary course of business on a basis consistent with past practice, and which would not have a Material Adverse Effect on Buyer's interest in this Agreement.

                    1.1.2 EXCLUDED ASSETS. Notwithstanding anything to the contrary in this Agreement, the following assets and properties of Seller related to the Business are specifically excluded from the Assets and shall be retained by Seller:

                              (a) all cash on hand, including bank accounts  and
temporary cash investments;

                              (b) claims  for refunds of taxes and other govern-
mental charges for periods ending on or prior to the Closing Date;

                              (c) claims   or   rights   against  third  parties
relating to liabilities or obligations which are not assumed pursuant to this Agreement by Buyer;

                              (d) rights  under  insurance  policies,  including
rights to any cancellation value on the Closing Date, except that Seller shall assign to Buyer rights under product liability policies (or make the proceeds available) with respect to claims arising out of transactions prior to the Closing Date for which Buyer shall have agreed to be responsible;

                              (e) accounts receivable for the period through the
Closing Date. Buyer agrees not to interfere with Seller in collecting accounts receivable due Seller, without any obligation or financial responsibility accruing to Buyer;

                              (f) the rights which accrue to Seller  under  this
Agreement; and

                              (g) the  assets,  real  property  and improvements
which are listed in attached Schedule 1.1.2, provided that Seller shall grant Buyer an option to purchase the real property and improvements listed thereon. The option shall be evidenced by an option agreement in the form attached hereto as Exhibit F.

                    1.1.3 At the Closing, Seller shall execute and deliver to Buyer (i) a Bill of Sale, Assignment and Assumption Agreement, in the form attached hereto as Exhibit "A" (the "Bill of Sale, Assignment and Assumption Agreement"), under the terms of which Seller shall sell, grant, convey, assign, transfer and deliver the Assets to Buyer, and (ii) such other bills of sale, deeds, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes of this Agreement.

                    1.1.4 Nothing in this Agreement shall be construed as an attempt or agreement to assign (i) any contract, agreement, license, lease, sales order, purchase order or other commitment which is nonassignable without the consent of the other Party or Parties thereto unless such consent shall have been given, or (ii) any contract or claim as to which all the remedies for the enforcement enjoyed by Seller would not pass to Buyer as an incident of the assignments provided for by this Agreement. In order that the full value of every contract and claim of the character described in clauses (i) and (ii) above, and all claims and demands on such contracts may be realized, Seller shall, by itself or by its agents, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify and as shall be permitted by law, take all such action and do or cause to be done all such things as shall in the opinion of Buyer be necessary or proper (x) in order that the rights and obligations of Seller under such contracts shall be preserved and
(y) for, and to facilitate, the collection of the moneys due and payable, and to become due and payable, to Seller in and under every such contract and claim and in respect of every such claim and demand, and Seller shall hold the same for the benefit of and shall pay the same over promptly to Buyer.

              1.2 PURCHASE PRICE; PAYMENT. Upon the terms and subject to the conditions set forth in this Agreement, in reliance upon the representations, warranties, covenants and agreements of Seller contained herein, and in exchange for the sale, grant, conveyance, assignment, transfer and delivery of the Assets, Buyer agrees to pay to Seller the sum of SIX MILLION SEVEN HUNDRED THOUSAND Dollars ($6,700,000) (the "Purchase Price"), payable on April 7, 1997 as follows: (i) by wire transfer of Six Million Five Hundred and Fifty Thousand Five Hundred Dollars ($6,550,000) in immediately available funds to Seller in such bank accounts as designated by Seller in writing to Buyer at least 24 hours prior to the Closing; and (ii) a promissory note, in the form attached hereto as Exhibit "B", in the principal amount of One Hundred and Fifty Thousand Dollars ($150,000.00) with interest at the prime rate established from time to time by Norwest Bank Minnesota, National Association (the "Promissory Note"). The principal amount of the Promissory Note, plus interest shall be paid in twelve
(12) equal monthly installments with the first payment due on April 15, 1997. Buyer's obligation to pay any moneys under this Agreement is subject to all of the conditions precedent in this Agreement, including but not limited to those conditions identified under Section 5 of this Agreement.

              1.3 ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be increased or decreased, as appropriate, for all personal property taxes and real property taxes, which personal property taxes and real property taxes shall be pro-rated between Seller and Buyer as of the Closing Date. Such adjustment to the Purchase Price, if any, shall be paid or deducted, respectively, from the April 15, 1997 payment due on the Promissory Note.

              1.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price and the liabilities assumed by Buyer in accordance with Section 1.5 hereof and any non-recourse liabilities to which any Asset is subject as finally determined shall be allocated among the Assets acquired hereunder as described on Schedule
1.4 hereof, which allocation shall be mutually agreed upon by the Parties on or before April 30, 1997. Seller and Buyer each hereby covenant and agree that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.4.

              1.5 ASSUMPTION OF LIABILITIES. On the Closing Date, and as additional consideration for the sale, grant, conveyance, assignment, transfer and delivery of the Assets, subject, however, to Section 1.6 below, Buyer shall assume and agree to pay, perform and discharge when due all the liabilities and obligations of Seller on the Closing Date, which arise under the terms of a contract, agreement, license, lease, sales order, purchase order or other commitment which is disclosed in Schedule 2.10, except those listed in Section
2.10.2 of Schedule 2.10.

              1.6 NON-ASSUMPTION OF CERTAIN LIABILITIES. Except as set forth in Section 1.5 above, Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller of any kind or nature whatsoever, including but not limited to the liabilities listed in Section
2.10.2 of Schedule 2.10 and on Schedule 2.14. It is hereby agreed that Buyer is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of Seller (i) under any employee benefit plan of Seller, (ii) in respect of (x) any sales, use or excise taxes, income taxes, taxes based on or measured by income or franchise taxes attributable to periods or events prior to or ending on the Closing Date (other than Federal, state or local payroll taxes on current payroll) or (y) any of the foregoing or any other taxes, legal, accounting, brokerage, finder's fees, or other expenses of whatsoever kind or nature incurred by Seller or any affiliate, director, employee or officer of Seller as a result of the consummation of the transactions contemplated by this Agreement, or (iii) arising out of any action, suit or proceeding based upon an event occurring or a claim arising (x) prior to the Closing Date or (y) after the Closing Date with respect to claims relating to products sold by Seller prior to the Closing Date and attributable to acts performed or omitted by Seller prior to the Closing Date related to the Business.

              1.7 CLOSING. The closing of the purchase and sale of the Assets provided herein (the "Closing") will be at the offices of Syncor Pharmaceuticals, Inc., 6464 Canoga Avenue, Woodland Hills, California 91367-2407 at 10:00 a.m., local time, on the earlier of (a) April 7, 1997 and (b) the date two (2) days after the fulfillment of the conditions set forth in Article 5 hereof, or at such other place or at such other date and time as Seller and Buyer may mutually agree in writing. Such date and time of Closing are herein referred to as the "Closing Date."

         2. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

              2.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAWS. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except for those jurisdictions where failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect (as defined herein). Seller has all requisite corporate power and authority to own its properties related to the Business and to carry on the Business as now conducted. Seller is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal related to the Business to which Seller is a Party or is subject, and, to the knowledge of Seller, it is not in violation of any laws, ordinances, governmental rules or regulations which would have a Material Adverse Effect on the Business. Seller has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with the Business as now conducted, except for those licenses, permits and other authorizations, the absence of which would not have a Material Adverse Effect. To the knowledge of Seller it is in compliance with all local, state and Federal governmental agencies which regulate any aspect of the Business, the facilities, the Real Property and Improvements and personal property related to the Business, including but not limited to the Food and Drug Administration, the Environmental Protection Agency, U.S. Occupational Safety and Health Administration, the Department of Transportation, the Nuclear Regulatory Commission, Colorado Department of Public Health and Environment, and all other Federal, state and local agencies involved in any aspect of the regulation of the manufacturing, transportation or disposal of products related to the Business, except for violations that have not and would not be reasonably expected to have a Material Adverse Effect on Buyer's interest in the Business.

              2.2   AUTHORIZATION,  VALIDITY   AND  EFFECT  OF  AGREEMENTS.  The
execution and delivery of this Agreement and all agreements and documents contemplated by Seller, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. Shareholder approval of this Agreement and the transactions contemplated hereby is not required. This Agreement constitutes, and all agreements and documents contemplated when executed and delivered by Buyer and Seller pursuant to this Agreement for value received will constitute, the valid and legally binding obligations of Seller enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshaling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding may be brought. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby by Seller will not, (i) except as set forth in Schedule 2.2, require the consent or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any Third Party (as defined herein); (ii) except as set forth in
Schedule 2.2, result in the breach of any term of, or constitute a default under, or result in the acceleration of, or entitle any Third Party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any part of the property of Seller pursuant to any provision of, any order, judgment, arbitration award, injunction, decree indenture, mortgage, lease, license, lien, or other agreement or instrument to which Seller, or any Affiliate is a party or by which it is bound, except where such breach would not be expected to have a Material Adverse Effect; or (iii) violate or conflict with any provision of the bylaws or articles of incorporation of Seller as amended to the date of this Agreement.

              2.3 FINANCIAL STATEMENTS. Seller has furnished Buyer with (i) an audited balance sheet and notes of Seller as of the end of the last fiscal year (the "Audited Balance Sheet"); (ii) an audited statement of operations of Seller for the last fiscal year; (iii) an unaudited balance sheet and notes of Seller as of November 30, 1996 (the "Unaudited Balance Sheet"), and (iv) an unaudited statement of operations of Seller for the three (3) months ended November 30, 1996. The Audited Balance Sheet and the Unaudited Balance Sheet are hereinafter collectively referred to as the "Balance Sheets." The Financial Statements in all material respects fully and fairly set forth the financial condition of Seller as of the dates indicated, and the results of its operations for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as otherwise stated therein and in the related reports of independent accountants (and except that interim financial statements lack footnotes and other presentation items and are subject to normal year-end adjustments).

              2.4   UNDISCLOSED  LIABILITIES.   Seller  has  no  liabilities  or
obligations related to the Business whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Financial Statements except:

                              (a) those arising after the date of  the Unaudited
Balance Sheet which are in the ordinary course of business, in each case in normal amounts and none of which would have a Material Adverse Effect on Buyer's interest in the Business;

                              (b) liabilities or obligations  arising out of, in
connection with or related to this Agreement and the documents specifically contemplated hereby;

                              (c) liabilities covered by insurance, the proceeds
of which are payable to Buyer; and

                              (d) as and to the extent specifically described in
the attached Schedules.

              2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE THE DATE OF THE UNAUDITED BALANCE SHEET. Since the date of the Unaudited Balance Sheet, Seller has not:

                    2.5.1 incurred any obligation or liability (fixed or contingent) related to the Business, except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;

                    2.5.2 discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent) related to the Business, other than in the ordinary course of business and consistent with past practice;

                    2.5.3 mortgaged, pledged or subjected to any lien, security interest or other encumbrance related to the Business (other than mechanic's, materialman's and similar statutory liens arising in the ordinary course of business and purchase money security interests arising as a matter of law between the date of delivery and payment);

                    2.5.4 transferred, leased or otherwise disposed of any of its assets or properties related to the Business except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties, so long as it does not have a Material Adverse Effect;

                    2.5.5 canceled or compromised any debt or claim related to the Business, except in the ordinary course of business and consistent with past practice;

                    2.5.6 waived or released any rights of material value related to the Business;

                    2.5.7    except  pursuant  to  those  contracts   listed  on
Schedule 2.10, transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how related to the Business;

                    2.5.8 made or granted any wage or salary increase applicable to any group or classification of employees employed exclusively in the Business, other than in the ordinary course of business and consistent with past practices;

                    2.5.9 entered into any transaction, contract or commitment related to the Business, except (i) contracts listed on Schedule 2.10 (ii) this Agreement and the transactions contemplated hereby and (iii) transactions, contracts or commitments in the ordinary course of business and consistent with past practices; or

                    2.5.10 suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct the Business.

     Between the date of this Agreement and the Closing, Seller will not, without the prior written consent of Buyer, do any of the things listed in Sections 2.5.1 through 2.5.10 above.

              2.6 TAXES. Seller ( i) has duly and timely filed or caused to be filed all Federal, state, local and foreign tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to Seller or with respect to which Seller or the Assets are liable or otherwise in any way subject, except where the failure to file would not subject Seller to any liabilities (including interest, penalties or add-ons), (ii) has paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under the laws and regulations pursuant to which such returns were filed), and (iii) has properly accrued for all such taxes accrued in respect of Seller or the Assets for periods subsequent to the periods covered by such returns. No deficiency in payment of taxes for any period has been asserted by any taxing body and remains unsettled as of the date of this Agreement.

              2.7 TITLE TO THE ASSETS. Except those matters relating to the Real Property and Improvements as provided in Section 2.9 below, Seller has good and marketable title to the Assets, free and clear of all security interests, mortgages, encumbrances, liens, charges or adverse claims of any kind or character, except:

                              (a) liens   disclosed  on  the  Unaudited  Balance
Sheet; and

                              (b) liens for taxes not yet due or being contested
in good faith (and for which adequate accruals or reserves have been established on the Unaudited Balance Sheet).

              2.8 CONDITION OF PERSONAL PROPERTY. All tangible personal property, equipment, fixtures and inventories included within the Assets or required to be used in the ordinary course of the Business are in good, merchantable or in reasonably repairable condition and are suitable for the purposes for which they are being used (giving due account to the age and length of use, normal wear and tear excepted). No value in excess of applicable reserves has been given to any inventory with respect to obsolete or discontinued products related to the Business. Seller agrees to provide Buyer with a list of fixed assets related to the Business with book value and the original purchase price.

              2.9 TITLE TO REAL PROPERTY AND IMPROVEMENTS. Seller has good and marketable title to the Real Property and Improvements subject only to the following items (collectively, the "Permitted Exceptions"):

                              (a) all  matters  of  record and those matters set
forth on the Title Commitment, as hereinafter defined;

                              (b) all  matters  that  would  be  disclosed  on a
current and accurate survey of the Real Property and Improvements or apparent upon a visual inspection of the Real Property and Improvements including any encroachments, shortages in area or boundary discrepancies;

                              (c) building restrictions, zoning regulations  and
all other applicable laws heretofore or hereafter adopted by a municipal or public authority relating to the Real Property and Improvements;

                              (d) taxes  and  assessments  for  the  year of the
Closing Date and subsequent years; and

                             (e) any matters arising by, through or under Buyer.

To the knowledge of Seller, the Real Property and Improvements and use thereof by Seller is in conformity with all applicable restrictions, zoning and other local ordinances.

              2.10 LIST OF CONTRACTS AND OTHER DATA. Schedule 2.10 sets forth the following:

                    2.10.1 (i) all patents and registrations for trademarks, trade names, service marks and copyrights which are unexpired as of the date of this Agreement and which are used in connection with the operation of the Business, as well as all applications pending on said date for patents or for trademark, trade name, service mark or copyright registrations, and all other proprietary rights, owned or held by Seller or any of Seller's directors, officers or affiliates and reasonably necessary to, or primarily used in connection with, the Business, and (ii) all licenses granted by or to Seller and all other agreements to which Seller or any of Seller's directors, officers or affiliates is a Party which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other proprietary rights of Seller or any of Seller's directors, officers or affiliates and which are reasonably necessary to, or used by Seller primarily in connection with, the Business whether owned by Seller or any of Seller's directors, officers, affiliates or otherwise;

                    2.10.2 all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, profit-sharing plans, deferred compensation agreements, employee pension or retirement plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees employed exclusively in the Business and for which employees Buyer intends to offer employment;

                    2.10.3 all contracts, understandings and commitments (including, without limitation, mortgages, indentures and loan agreements) to which Seller is a Party and which relate to the Business, or to which the Business or the Assets are subject and which will be assumed by Buyer at Closing and which are not specifically referred to in Sections 2.10.1 or 2.10.2.

                    2.10.4 the names and current annual compensation rates of all employees employed exclusively in the Business and for which employees Buyer may consider making an offer of employment; and

                    2.10.5 all NDAs, ANDAs, INDs, IDEs and DMFs and related documents relating to the Business.

                    True and complete copies of all documents and complete descriptions of all oral understandings, if any, referred to in Schedule 2.10 have been provided or made available to Buyer.

              2.11  BUSINESS  PROPERTY  RIGHTS.  The  property   referred  to in
Section 2.10.1, together with (i) all computer software, (ii) all designs, methods, inventions and know-how related thereto, (iii) all trademarks, trade names, service marks and copyrights claimed or used by Seller which have not been registered, and (iv) the NDAs for Iodine-123 (collectively "Business Property Rights"), constitute all such proprietary rights owned or held by Seller or any of Seller's directors, officers or affiliates which are reasonably necessary to, or used by same primarily in, the conduct of the Business. Seller owns or has valid rights to use all such Business Property Rights without conflict with the rights of others. Except as set forth in Schedule 2.14 hereto, to the knowledge of Seller, no person or corporation has made or threatened to make any claims that the operation of the Business is in violation of or infringes any proprietary or trade rights of any Third Party (as defined herein). To the knowledge of Seller, no Third Party (as defined herein) is in violation of or is infringing upon any Business Property Rights.

              2.12 NO BREACH OR DEFAULT. Seller is not in default under any contract which relates in any way to the Business and to which Seller is a Party or by which it is bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract, which default would have a Material Adverse Effect. To the knowledge of Seller, the Parties to such contracts will fulfill their obligations under such contracts in all material respects and are not threatened with insolvency.

              2.13 LABOR CONTROVERSIES. Seller is not a Party to any collective bargaining agreement which relates in any way to the Business. There are no controversies between Seller and any of its employees which might reasonably be expected to materially adversely affect the conduct of the Business, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened relating to the Business, and to the knowledge of Seller, there are not any organizational efforts presently being made or threatened involving any of Seller's employees employed in the Business. Except as set forth in Schedule 2.13, Seller has not received notice of any claim that Seller has not complied with any laws relating to the employment of labor, including any provisions relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that Seller is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing in connection with the Business.

              2.14 LITIGATION. Except as set forth in Schedule 2.14, there are no actions, suits or proceedings involving claims by or against Seller related to the Business or the Assets which are pending or to the knowledge of Seller threatened, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and, to the knowledge of Seller, no basis for any such action, suit or proceeding exists. There are no orders, judgments, injunctions or decrees of any court or governmental agency with respect to which Seller or the Assets have been named or to which Seller is a Party, which apply, in whole or in part, to the Business.

              2.15 NO BROKERS. Seller has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Buyer to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and Seller is not aware of any claim or basis for any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

              2.16 HAZARDOUS MATERIALS. To the knowledge of Seller, without limiting the generality of any other provision of this Agreement, (i) except as set forth on Schedules 2.16.1 and 2.16.2 and in the ordinary course of business consistent with past practice, there is no Hazardous Material (as hereinafter defined) on or within the Real Property and Improvements, whether such Hazardous Material was placed by generation, spill, release, discharge, disposal or storage, and (ii) no Hazardous Material has penetrated any waters including, but not limited to, streams, crossing or abutting the Real Property or the aquifer underlying the Real Property.

                    2.16.1 Hazardous Material as used in this Agreement means any hazardous or toxic substance, material, waste or similar term which is regulated by local authorities, the State of Colorado, the federal government, the Nuclear Regulatory Commission, the Environmental Protection Agency, related state or local governmental agencies or their designees, including, but not limited to, any material, substance, waste or similar term which is defined by any of the following laws, amendments thereto and related regulations and amendments thereto:

                              (a) hazardous material as defined under  the  laws
of the State of Colorado;

                              (b) hazardous  substance  as defined under Section
311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317);

                              (c) hazardous water as defined under  Section 1004
of the Federal Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.);

                              (d) hazardous  waste  substance  as  defined under
Section 101 of the Comprehensive Environmental Response , Compensation and Liability Act, (42 U.S.C. Section 9601 ET SEQ.);

                              (e) hazardous  waste  or  toxic  substance, waste,
material or similar term in any rules and regulations, which are adopted by any administrative agency including, but not limited to the Environmental Protection Agency, the Occupational Safety and Health Administration, the Nuclear Regulatory Commission and any such similar federal, state or local agency having jurisdiction over the Real Property, personal property or the Assets as defined herein, whether or not such rules and regulations have the force of law; or

                              (f) hazardous or toxic waste, substance,  material
or similar term in any statute, regulation, rule or law enacted by local authorities, the State of Colorado, and/or the federal government.

                    2.16.2 Schedule 2.16.1 lists the Hazardous Materials on or within the Real Property and Improvements that are being retained by Buyer. Seller will pay for the sealing, storage and/or disposal of all Hazardous Materials on or within the Real Property and Improvements that are listed on
Schedule 2.16.2.

              2.17 NO MISREPRESENTATION OR OMISSION. No representation or warranty by Seller in this Agreement or in any other document furnished or to be furnished by Seller contains any untrue statement of a material fact or omits a material fact necessary to make the statements not misleading or will omit to state a material fact necessary in order to provide Buyer with accurate information as to Seller, with only such exceptions as would not have a Material Adverse Effect.

              2.18 MATERIAL ADVERSE EFFECT. The term "material adverse effect" means a material adverse effect or effect which would reasonably be expected to have a material adverse effect on the condition of the Business or the Assets.

              2.19 KNOWLEDGE OF SELLER. The phrase "to the knowledge of Seller" means the best knowledge of either Charles R. Drummond, Bruce A. Goldberg or Glen H. Weaver, after due inquiry.

              2.20 REPRESENTATION OR WARRANTY. Any representations and warranties made with respect to any NDAs, INDs, IDEs, ANDAs and DMFs shall apply solely to the NDA for Iodine-123 and shall not be deemed to be a representation or warranty with respect to any other NDA, IND, IDE, ANDA or DMF.

         3. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

              3.1 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW. Buyer is a corporation duly incorporated, validly existing in good standing under the laws of its jurisdiction of incorporation. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary. Buyer has all requisite corporate power and authority to own its properties and carry on its business as now conducted. Buyer is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which Seller is a Party or is subject. Buyer has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted.

              3.2   AUTHORIZATION,   VALIDITY  AND  EFFECT  OF  AGREEMENTS.  The
execution and delivery of this Agreement and all agreements and documents contemplated by Buyer, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated when executed and delivered pursuant to this Agreement for value received will constitute, the valid and legally binding obligations of Buyer enforceable in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, bulk sales, preference, equitable subordination, marshaling or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors' rights generally and except that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding may be brought. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby by Buyer will not, (i) require the consent or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any Third Party (as defined herein); (ii) result in the breach of any term of, or constitute a default under, or result in the acceleration of, or entitle any Party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of Buyer pursuant to any provision of, any order, judgment, arbitration award, injunction, decree indenture, mortgage, lease, license, lien, or other agreement or instrument to which Buyer, the Company or any Affiliate is a Party or by which it is bound; and (iii) violate or conflict with any provision of the bylaws or articles of incorporation of Buyer as amended to the date of this Agreement.

              3.3 LITIGATION. There is no action, suit, investigation or proceeding pending against or to the knowledge of Buyer threatened against or affecting Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

              3.4 FINANCING. The Buyer has, and shall have at the Closing, sufficient funds to pay the full purchase price for the Assets.

              3.5 COMPLIANCE WITH LAWS. Buyer is not in violation of any applicable provisions of any laws, statutes, ordinances, regulations, administrative interpretations, orders, judgments, policies or decrees of any court or governmental or administrative authority that are applicable to Buyer, other than violations which are not reasonably likely, individually or in the aggregate, to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

              3.6 NO MISREPRESENTATION OF OMISSION. No representation or warranty by Buyer in this Agreement or in any other document furnished or to be furnished by Buyer contains any untrue statement of a material fact or omits a material fact necessary to make the statements not misleading or will omit to state a material fact necessary in order to provide Seller with accurate information as to Buyer, with only such exceptions as would not have a material adverse effect.

         4.   OTHER COVENANTS AND AGREEMENTS.

              4.1 SURVIVAL. Except as otherwise set forth in this Agreement, the covenants, agreements, representations, warranties and terms, to the extent the terms are intended to survive, of the Parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing for a period of twelve (12) months after the Closing, provided that the representations and warranties contained in Sections 2.6 and 2.16 shall survive for a period of 3 years after the Closing.

              4.2 INDEMNIFICATION BY SELLER. Upon the terms and subject to the conditions set forth in this Section 4.2 and Section 4.4, Seller agrees to indemnify, defend and hold Buyer and its employees, agents, directors and officers harmless against, and will reimburse Buyer and its employees, agents, directors and officers on demand for, any claim, lien, penalty, payment, loss, cost or expense (including reasonable attorney's fees and reasonable costs of investigation incurred in investigating and/or defending against such claim, lien, penalty, payment, loss, cost or expense or claim therefor) (collectively, the "Damages") made or incurred by or asserted against Buyer or its employees, agents, directors and officers after the Closing Date in respect of:

                    4.2.1 any and all liabilities or obligations of Seller, or claims against or imposed on Buyer, of any nature (whether accrued, absolute, contingent or otherwise and whether a contractual, tax or other type of liability, obligation or claim) not assumed by Buyer pursuant to this Agreement;

                    4.2.2 any and all Damages or deficiency resulting from any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Seller contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Buyer pursuant to this Agreement, provided, however, that Buyer shall not have any claim for any Damages or deficiency related to the nonfulfillment of any term, provision, covenant or agreement on the part of Seller until and unless, (i) Buyer shall first give Seller written notice setting forth in detail the nonfulfillment of Seller, and (ii) Seller fails to cure such nonfulfillment within ten (10) calendar days of receipt of such notice from Buyer; and

                    4.2.3 any and all liabilities, obligations, claims, Damages or deficiency arising out of or related to Seller's failure to comply with the bulk transfer provisions in effect in the state or states in which the Assets are located.

     Notwithstanding anything above to the contrary, Seller shall not be liable under Section 4.2.2 unless the aggregate amount of Damages exceeds $250,000 (the "Basket") and then only to the extent of such excess up to a maximum of $500,000 (the "Damage Cap"); provided however, that with respect to Damages arising out of a breach of Section 2.6, the Basket shall be $50,000 and with respect to Damages arising out of a breach of Section 2.16, the Basket shall be $50,000 and the Damage Cap shall be $1,000,000.

              4.3 INDEMNIFICATION BY BUYER. Upon the terms and subject to the conditions set forth in this Section and Section 4.4, Buyer agrees to indemnify, defend and hold Seller and its employees, agents, directors and officers harmless against, and will reimburse Seller on demand for any Damages made or incurred by or asserted against Seller or its employees, agents, directors and officers at any time after the Closing Date in respect of (i) any omission, misrepresentation, breach of warranty, or nonfulfillment of any term, provision, covenant or agreement on the part of Buyer contained in this Agreement, or from any misrepresentation in, or omission from, any certificate or other instrument furnished or to be furnished to Seller pursuant to this Agreement, provided, however, that Seller shall not have any claim for any Damages or deficiency related to the nonfulfillment of any term, provision, covenant or agreement on the part of Buyer until and unless, (A) Seller shall first give Buyer written notice setting forth in detail the nonfulfillment of Buyer, and (B) Buyer fails to cure such nonfulfillment within ten (10) calendar days of receipt of such notice from Seller; (ii) any and all claims which are asserted or made against Seller arising from Buyer's operation of the Business and use of the Assets after the Closing Date; (iii) any and all claims which are asserted or made against Seller arising out of or related to Buyer's use of Seller's name and logo as contemplated by Section 4.6.5 herein; and (iv) any and all claims which are asserted or made against Seller arising from any obligation assumed by Buyer.

         Notwithstanding anything above to the contrary, Buyer shall not be liable under Section 4.3(i) unless the aggregate amount of Damages exceeds $250,000 and then only to the extent of such excess up to a maximum of $500,000.

                  4.4 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any matter or related series of matters (a "Claim") against which a Party hereto is indemnified (the "Indemnified Party") by the other Party (the "Indemnifying Party") under Section
4.2 or 4.3:

                    4.4.1 Promptly after the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice (the "Indemnification Notice") to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any such written documents.

                    4.4.2 The Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to any Claim if (i) the Indemnified Party fails to give the notice with respect thereto in accordance with Section 4.4.1, or (ii) the notice with respect thereto is not given on or before the expiration of the period set forth in Section 4.1.

                    4.4.3 In the case of Third Party Claims, the Indemnifying Party shall, within 10 days of receipt of notice of such Claim, notify the Indemnified Party of its intention to assume the defense of such Claim. If the Indemnifying Party shall assume the defense of the Claim, the Indemnifying Party shall have the right and obligation (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified

Party, (ii) to take all other required steps or proceedings to settle or defend any such Claims, and (iii) to employ counsel to contest any such Claim in the name of the Indemnified Party or otherwise. If defendants in any action include the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by its counsel that there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, the Indemnified Party shall have the right to employ its own counsel in such action, and, in such event, the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnifying Party shall not assume the defense of any such Claim, the Indemnified Party may defend against any such Claim in such manner as it may deem appropriate and the Indemnified Party may settle such Claim on such terms as it may deem appropriate; provided, however, that any such settlement shall be subject to the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Within 10 days after final determination with respect to a Third Party Claim, the Indemnifying Party shall pay to the Indemnified Party the amount of Damages incurred by the Indemnified Party in respect of which indemnity may be sought. In the case of a non-Third Party Claim and subject to Section 4.4.5, payment of Damages incurred by the Indemnified Party shall be made by the Indemnifying Party within 10 days after receipt of the Indemnification Notice by the Indemnifying Party.

              4.4.4 As long as the Promissory Note is outstanding all payments for Damages shall first be satisfied by an offset against the outstanding principal balance of the Promissory Note.

              4.4.5 A final determination of a disputed Claim as to Damages shall be (i) a judgment of any court determining the validity of a disputed Claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) award of any arbitration determining the validity of such disputed Claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (iii) a written agreement as to the termination of the dispute with respect to such Claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgement of the Indemnifying Party that he or it no longer disputes the validity of such Claim, or (v) such other evidence of final determination of a disputed Claim as shall be acceptable to the parties.

              4.5   TAXES AND EXPENSES.

                    4.5.1    Except as otherwise  specifically  provided in this
Agreement, Seller shall be responsible for and shall pay all costs, liabilities and other obligations incurred by Seller in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Seller, including legal and accounting fees.

                    4.5.2 Except as otherwise specifically provided in this Agreement, Buyer will assume and pay all costs, liabilities and other obligations incurred by Buyer in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Buyer, including legal and accounting fees.

                    4.5.3 Notwithstanding the provisions of Section 1.3, Buyer shall pay or reimburse Seller for all federal, state or local sales, documentary, transfer or similar taxes, if any, due as a result of the purchase, sale, use or transfer of the Assets in accordance herewith, and Buyer shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such sales, documentary, transfer or similar taxes or the filing of or failure to file any reports required in connection therewith.

              4.6   NON-COMPETITION.

                    4.6.1 Upon the terms and subject to the conditions set forth in this Section, Seller covenants and agrees that, as a material consideration running to Buyer for Buyer's payments hereunder, for a period of five (5) years from and after the Closing Date, Seller will not engage in nor carry on, directly or indirectly, either for itself or as a member of a partnership or as a shareholder, investor, agent, associate or consultant of any person, partnership or corporation ((i) other than Buyer or a subsidiary or affiliate of Buyer or (ii) as a holder of fewer than 5% of the outstanding shares or other equity interest of a company whose shares or other equity interest are registered under the Securities Exchange Act of 1934), any business in competition with the Business, but only for as long as the Business is carried on by Buyer or any subsidiary or affiliate of Buyer. The Parties intend that the covenants contained in this Section shall be deemed to be a series of separate covenants, one for each county in each state of the United States and for each country and political subdivision of the world and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section. Seller further covenants and agrees that for a period of three (3) years from and after the Closing Date Seller will not recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer to others concerning employment, any person who is, or within the twelve-month period immediately prior to the Closing Date was, an employee of Seller in the Business unless such person shall have been terminated without cause or cease to have been employed by Buyer for a period of 12 months.

                    4.6.2 The term of the covenants contained in Section 4.6.1 shall be tolled for the period commencing on the date any successful action is filed for injunctive relief or damages arising out of a breach by Seller of
Section 4.6.1 and ending upon final adjudication (including appeals) of such action.

                    4.6.3 If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 4.6.1 because the time limit is too long, it is expressly understood and agreed between the Parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 4.6.1 because it is more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of Buyer, it is expressly understood and agreed between the Parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

                    4.6.4 Seller acknowledges that a breach of Section 4.6.1 would cause irreparable damage to Buyer, and in the event of Seller's actual or threatened breach of the provisions of Section 4.6.1, Buyer shall be entitled to a temporary restraining order and an injunction restraining Seller from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by Seller. Nothing shall be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from Seller. Seller acknowledges that the restrictions set forth in this Agreement are reasonable in scope and duration, given the nature of the business of Buyer.

                    4.6.5 Subject to the provisions of Section 4.3, Seller acknowledges and agrees that Buyer may use the name of Seller (Golden Pharma-ceuticals, Inc.) to the extent permitted by law and for no longer than six (6) months after the Closing, to the extent such name is needed by Buyer for use of Assets which are imprinted with the name or logo of Seller, solely for inventory, package inserts, labeling, etc. Notwithstanding the above, Buyer covenants and agrees to use its best efforts to obtain approval to sell Iodine I-123 capsules under Buyer's name and logo as soon as practicable after the Closing.

              4.7   CONDUCT OF THE BUSINESS.

                    4.7.1 AFFIRMATIVE COVENANTS. On and after the date of this Agreement and until the Closing Date or the date, if any, on which this Agreement is earlier terminated and abandoned pursuant to Section 6 (the "Termination Date"), Seller shall:

                              (a) conduct the Business according to its ordinary
and usual course of business consistent with past practice; and

                              (b) use its best  efforts  to  preserve intact the
Business and goodwill and to maintain satisfactory relationships with suppliers, distributors, licensors, licensees, customers, employees and others having business relationships with it.

                    4.7.2 NEGATIVE COVENANTS. Without limiting the generality of the foregoing, and except for actions to be taken in connection with any of the transactions contemplated by this Agreement, without the prior written consent of Buyer, Seller shall not, on or after the date of this Agreement and until the earlier of the Closing Date or the Termination Date:

                              (a) incur any indebtedness related to the Business
for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except that such Seller may incur indebtedness consistent with past practice;

                              (b) create or amend any pension or profit  sharing
plan, bonus, deferred compensation, death benefit, or retirement plan, or any other fringe benefit plan or program as it relates to current employees employed exclusively in the Business; or

                              (c) take any action which  would have  a  Material
Adverse Effect on the transactions contemplated by this Agreement.

              4.8 ACCESS TO INFORMATION AND CUSTOMERS. Seller shall (i) afford to Buyer and to its officers, employees, accountants, counsel and other authorized representatives access, throughout the period prior to the earlier of the Closing Date or the Termination Date (as defined herein), at all reasonable times to its plants, properties, books and records related to the Business, in a manner so as not to interfere with the normal business operations of Seller; and
(ii) use its best efforts to cause its representatives to furnish to Buyer and to its authorized representatives such additional financial and operating data and other information as to the Business as Buyer or its duly authorized representatives may from time to time reasonably request.

              4.9 PUBLIC ANNOUNCEMENTS. On or after the date of this Agreement and until the earlier of the Closing Date or the Termination Date, Seller, on the one hand, and Buyer, on the other hand, shall not furnish any written communication to its shareholders, customers, creditors or to the public generally if the subject matter thereof relates to the transactions contemplated by this Agreement without the prior approval of the other as to the content thereof; provided, however, that the foregoing shall not be deemed to prohibit any disclosure required by any applicable law or by any governmental or regulatory authority having jurisdiction over such matters.

              4.10 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date; and (ii) any material failure of Seller or of Buyer, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

              4.11 BEST EFFORTS. Each of the Parties will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, obtaining all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those contracts, agreements, licenses, leases, sales orders, purchase orders and other commitments to be assumed pursuant to this Agreement.

              4.12 EXECUTION OF ADDITIONAL DOCUMENTS. Each Party will at any time, and from time to time after the Closing Date, upon request of the other Party, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurances, and take all such further action, as may be required to carry out the intent of this Agreement, and to transfer and vest title to any Asset being transferred, and to protect the right, title and interest in and enjoyment of all of the Assets sold, granted, assigned, transferred, delivered and conveyed pursuant to this Agreement; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

              4.13  EXPENSE REIMBURSEMENT.

                    4.13.1 NO SOLICITATION. Seller shall not until April 7, 1997, or such other date as may be agreed to in writing pursuant to Section 1.7, directly or indirectly, through any officer, director, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise, (i) solicit, initiate or encourage submission of inquiries, proposals or offers from any person, corporation, partnership or other entity or group other than Buyer (a "Third Party"), relating to any acquisition or purchase of all or a portion of the Assets of, or any equity interest in, Seller; or (ii) participate in any discussions or negotiations regarding, or furnish to any Third Party any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing with regard to the Business; provided that if Seller receives a bona fide offer and if the Board of Directors of Seller receives reasonable advice in writing from its legal counsel that its fiduciary duty to the shareholders of Seller requires that the Board of Directors of Seller consider such offer, consideration or acceptance of such offer shall not be deemed a breach of this Section, provided that such offer was not solicited by Seller or any of its representatives, and Seller promptly notifies Buyer of any such proposal or offer, or if any inquiry or contact with any Third Party is made and sets forth in such notice in reasonable detail the identity of the Third Party and the terms of same.

                    4.13.2 FEE. In the event that during the period referred to above, a definitive agreement or letter of intent relating to the transaction contemplated hereby (or a similar transaction regarding the Business) is executed between Seller and a Party other than Buyer, Buyer shall be entitled to an expense payment of $1,000,000, to be paid within five (5) business days of the execution of such definitive agreement or letter of intent, in full payment and satisfaction of all claims of any kind which Buyer may have arising out of or relating to any similar transaction involving the Business.

              4.14 CONFIDENTIALITY. Each party agrees that all information heretofore or hereafter to be provided to the other, (collectively, the "Confidential Information"), will be treated as strictly confidential and that each party, and its officers, directors, employees and agents agree to hold all such Confidential Information acquired from the other in strict confidence and not make any use of such information:

                  (a) except as contemplated by this Agreement;

                  (b) if required by a final, nonappealable order of a court of competent jurisdiction;

                  (c) pursuant to a legal obligation to disclose and based upon a letter from counsel for such party (the "Obligated Party") stating that the Obligated Party is legally obligated to disclose such Confidential Information; provided, however, that in such event, the Obligated Party shall provide the other party with notice of the foregoing and upon written notice from the other party that it is taking all action that it deems necessary and appropriate to prevent the disclosure of the Confidential Information, the Obligated Party shall not disclose the Confidential Information so long as such nondisclosure is not detrimental to the Obligated Party and/or does not subject the Obligated Party to any liability, fines and/or penalties;

                  (d) unless the same shall become available to a party through non-confidential means or shall otherwise come into the public domain through no breach of these provisions by such party.

         If this Agreement is terminated, each party will return to the other all such confidential documents in each party's possession or will satisfy to the other that all such documents not returned have been destroyed by each party. Notwithstanding the above, each party may retain one (1) complete record copy for archival purposes to confirm compliance with this Section 4.14. The obligations of each party respecting disclosure and use of Confidential Information shall survive expiration or termination of this Agreement and shall continue for a period of two (2) years thereafter.

              4.15  ACCESS  TO   SOFTWARE.  For  a  period  of ninety  (90) days
subsequent to the Closing, Seller shall provide Buyer access to Seller's Platinum(R) software for order entry.

              4.16 ACCESS TO RECORDS. For a period of five (5) years subsequent to the Closing and upon 24 hours notice and during normal business hours, Buyer shall provide Seller with access to the Records and the employees of Buyer associated with the Business. During the above referenced five (5) year period, Seller shall have the right to make copies of the Records at Seller's sole cost and expense.

              4.17  REAL  PROPERTY  AND  IMPROVEMENTS  DISCLAIMER OF WARRANTIES:
Buyer acknowledges and agrees except as provided expressly in this Agreement that neither Seller nor anyone acting for or on behalf of Seller, has made any representation, warranty, statement or promise to Buyer concerning the Real Property and Improvements, the quality, value, physical aspects or condition thereof, any dimensions or specifications of the Real Property and Improvements, the feasibility, desirability, convertibility of the Real Property and Improvements for or into any particular use, the current or projected income or expenses of the Real Property and Improvements or any other matter with respect to the Real Property and Improvements; that in entering into this Agreement, Buyer has not relied upon any representation, statement or warranty of Seller or anyone acting for or on behalf of Seller, other than as expressly contained in this Agreement, and that all matters concerning the Real Property and Improvements have been independently verified by Buyer and that Buyer is purchasing the Real Property and Improvements based upon its own inspection and examination thereof; that Buyer is purchasing the Real Property and Improvements in an "as is" and "where is" condition; and that except as expressly provided in
Section 2.16 or otherwise expressly provided in this Agreement, Buyer does hereby waive and Seller does hereby disclaim all warranties of any kind or type whatsoever with respect to the Real Property and Improvements, whether expressed or implied, including by way of description but not limitation, those of marketability, merchantability of title, fitness for a particular purpose, tenantability, habitability, use and all warranties relating to compliance by the Real Property and Improvements with any applicable governmental laws and regulations including, without limitation, building and zoning codes, the soil conditions of the Real Property, and the compliance by the Real Property and Improvements with any environmental requirements. Further, Buyer hereby specifically assumes the risk of confirming that the Real Property and Improvements are served by utilities including, without limitation, water, sewer, gas, electric and telephone service. The terms of this Section 4.17 will survive the Closing and the conveyance of the Real Property and Improvements to Buyer by Seller. Nothing in this Section 4.17 shall affect Buyer's right to indemnification pursuant to Section 4.2 hereof.

              4.18 USE OF TELEPHONE SYSTEM. For a period of one-hundred and twenty (120) days subsequent to the Closing, Seller shall permit Buyer to use its TIE phone system.

              4.19 PARKING AREA. Attached as Exhibit 1.1.2 is the legal description of the excluded real property. Seller agrees that Buyer may utilize the excluded real property for parking for its employees and representatives, for so long as Seller owns the excluded real property, subject however to Buyer including Seller, as an additional insured, and the excluded real property on any general liability or other similar type of insurance policy maintained by Seller or its affiliates, provided that said insurance shall be only for purposes of covering any and all claims arising from Buyer's use of the excluded real property. Buyer understands and acknowledges that Seller will also use the excluded real property for parking for Seller's employees, customers and representatives and Buyer covenants and agrees that it will conduct its activities in such a manner so as not to interfere with Seller's business and operations.

         5.    CONDITIONS OF CLOSING.

              5.1 BUYER'S CONDITIONS OF CLOSING. The obligation of Buyer to purchase and pay for the Assets and to assume the liabilities and obligations set forth herein shall be subject to and conditioned upon the satisfaction on or prior to Closing of each of the following conditions:

                   5.1.1 All representations and warranties of Seller contained in this Agreement and the Schedules shall be true and correct at and as of the Closing Date, with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect, and Seller shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Buyer shall have received a certificate of an authorized officer of Seller dated as of the Closing Date to such effect.

                    5.1.2 There shall have been no material adverse change since the date of the Unaudited Balance Sheet in the financial condition or business of the Business.

                    5.1.3 Seller shall have delivered to Buyer a Certificate of the Secretary of State (or other authorized public official) of Seller's jurisdiction of incorporation certifying as of a date reasonably close to the Closing Date that Seller has filed all required reports, paid all required fees and taxes, and is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                    5.1.4 Buyer shall have received from Kutak Rock, counsel for Seller, an opinion, dated the Closing Date, in form and substance satis-factory to Buyer and its counsel in the form attached as Exhibit "C."

                    5.1.5 Seller shall have obtained all authorizations, consents, waivers and approvals as may be required in connection with the assignment of those contracts, agreements licenses, leases, sales orders, purchase orders and other commitments to be assigned to Buyer pursuant to this Agreement.

                    5.1.6 Seller shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement to Buyer.

                    5.1.7 Seller shall have delivered to Buyer a certificate of its corporate Secretary certifying as to:

                              (a) the  adoption  of  resolutions of its Board of
Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                              (b) the incumbency of its  officers executing this
Agreement and all agreements and documents contemplated hereby.

                    5.1.8 The approval and all consents from third Parties and governmental agencies required to consummate the transactions contemplated hereby shall have been obtained.

                    5.1.9 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                    5.1.10 As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Buyer.

                    5.1.11 Seller must provide Buyer with UCC termination statements and other releases terminating all liens of Norwest Bank and all other liens or encumbrances on the Assets.

              5.2 SELLER'S CONDITIONS OF CLOSING. The obligation of Seller to sell, grant, convey, assign, transfer and deliver the Assets shall be subject to and conditioned upon the satisfaction on or prior to Closing of each of the following conditions:

                    5.2.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date and Buyer shall have performed all agreements and covenants and satisfied all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Seller shall have received a certificate of Buyer dated the Closing Date to such effect.

                   5.2.2 Buyer shall have effected payment of the cash portion of the Purchase Price in accordance with the prior written instructions of Seller.

                   5.2.3 Buyer shall have executed and delivered the Promissory Note to Seller.

                   5.2.4 Seller shall have received from Haig S. Bagerdjian, Esq., general counsel for Buyer, an opinion, dated the Closing Date, in form and substance satisfactory to Seller and its counsel in the form attached as Exhibit "D."

                   5.2.5 Buyer shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement to Seller.

                   5.2.6 Buyer shall have delivered to Seller a certificate of its corporate Secretary certifying as to:

                              (a) the adoption of resolutions  of its  Board  of
Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                              (b) the incumbency of its officers executing  this
Agreement and all agreements and documents contemplated hereby.

                    5.2.7 The approval and all consents from third parties and governmental agencies required to consummate the transactions contemplated shall have been obtained.

                    5.2.8 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                    5.2.9 As of the Closing, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, which is unduly burdensome on Seller.

              5.3   REAL PROPERTY AND IMPROVEMENTS CLOSING MATTERS.

                    5.3.1 (a) Seller shall deliver to Buyer a duly executed and acknowledged special warranty deed, in the form of Exhibit E attached hereto, conveying the Real Property and Improvements, subject to the Permitted Exceptions.

                              (b) Buyer may, at its option and expense, obtain a
title insurance commitment (the "Title Commitment") issued by a title company licensed to conduct business in the State of Colorado (the "Title Company") evidencing title in and to the Real Property and Improvements in Seller and binding the Title Company to issue to Buyer at the Closing an Owner's Policy of Title Insurance (the "Title Policy"). Buyer shall pay all premiums, endorsement premiums, closing costs and fees of the Title Company at Closing.

                              (c) If Buyer elects to  obtain a Title Policy, the
recording of the documents in connection with the conveyance of the Real Property and Improvements and the release of the liens thereon shall be processed by the Title Company.

                              (d) General real estate taxes for the then current
year relating to the Real Property and Improvements shall be prorated as of the Closing. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the immediately preceding year applied to the latest assessed valuation of the Real Property and Improvements.

                              (e) Buyer shall be responsible for  the payment of
recording costs, and the documentary fee due upon the transfer of the Real Property and Improvements and subsequent recording of documents.

                              (f) Buyer  shall  pay  all  sales  and  use  taxes
relating to the Real Property and Improvements, if any.

                              (g) Possession  of  the Real Property and Improve-
ments shall be given to Buyer, subject to the Permitted Exceptions.

                              (h) Seller  shall  deliver to Buyer at Closing all
keys and access codes and instructions for all locks on the Real Property and Improvements in Seller's possession.

                              (i) Seller shall deliver to Buyer such documentary
and other evidence as may be reasonably required by Buyer or the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with this Agreement.

                              (j) Buyer shall deliver to Seller such documentary
and other evidence as may be reasonably required by Seller or the Title Company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with this Agreement.

                              (k) Seller  shall  deliver  a  FIRPTA Affidavit to
Buyer.

         6.    TERMINATION AND ABANDONMENT.

              6.1 REASONS FOR TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time after the date of this Agreement but not later than the Closing:

                    6.1.1   by the mutual written agreement of Seller and Buyer;

                    6.1.2 by Buyer at any time after April 7, 1997, if, by that date, the conditions set forth in Section 5.1 of this Agreement shall not have been fulfilled or waived (unless the failure of a condition to Closing results primarily from the actions or intentional inaction of Buyer);

                    6.1.3 by Seller at any time after April 7, 1997, if, by that date, the conditions set forth in Section 5.2 of this Agreement shall not have been fulfilled or waived (unless the failure of a condition to Closing results primarily from the actions or intentional inaction of Seller); or

                    6.1.4 by Buyer or Seller if there shall have been any statute, rule or regulation enacted or promulgated or deemed applicable to the transactions contemplated by this Agreement by any government or governmental agency in the United States of America that, in the reasonable judgment of Buyer or Seller, as the case may be, might (i) result in a significant delay in the ability of the Parties to consummate the transactions contemplated hereby; (ii) render the Parties unable to consummate the transactions contemplated hereby; or
(iii) make such consummation illegal.

              6.2   PROCEDURE UPON AND EFFECT OF TERMINATION.

                    6.2.1 In the event of any termination and abandonment pursuant to Section 6.1, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall thereupon be terminated and abandoned without further action by Buyer or Seller, and there shall be no liability on the part of Seller or Buyer or their respective officers, directors or shareholders, except for the provisions of Section 4.13 of this Agreement or except for the material breach of any representation, warranty or covenant contained herein that is within the control of the Party in breach

         7.   MISCELLANEOUS.

              7.1 NOTICES. Any notice consent, approval, request, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) if personally delivered or if delivered by telex or telecopy with electronic confirmation when actually received by the Party to whom sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the federal mail, postage prepaid, certified or registered mail, return receipt requested, addressed as follows:

                  If to Buyer:
                                    Syncor Pharmaceuticals, Inc.
                                    6464 Canoga Ave.
                                    Woodland Hills, CA  91367
                                    Attention: General Counsel
                                    Telecopy:  (818) 737-4869

                  If to Seller:
                                    Golden Pharmaceuticals, Inc.
                                    710 14th Street
                                    Golden, Colorado  80401
                                    Attention: Charles R. Drummond, Chairman
                                    Telecopy: (303) 279-4390

                  with a copy to:
                                    Kutak Rock
                                    717 Seventeenth Street, Suite 2900
                                    Denver, Colorado 80202
                                    Attention:  Warren L. Troupe, Esq.
                                    Telecopy:   (303) 292-7799

or to such other address as any Party shall specify by written notice so given.

              7.2 BINDING EFFECT; BENEFITS. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights remedies, obligations or liabilities under or by reason of this Agreement.

              7.3 ENTIRE AGREEMENT. This Agreement, together with the Exhibits, Schedules and other documents contemplated hereby, constitute the final written expression of all of the agreements between the Parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by any Party that differ in any way from the terms of this written Agreement, and the Exhibits, Schedules and other documents contemplated hereby, shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any Party unless made in writing and signed by all Parties.

              7.4 GOVERNING LAW. THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

              7.5 FACSIMILE SIGNATURES. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties transmitting the same by facsimile transmission. Counterparts with original signatures shall be provided to the other party within five (5) days of the applicable facsimile transmission; provided, however, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of the Agreement. If executed in counterparts, the Agreement will be as effective as if simultaneously executed.

              7.6 HEADINGS. Headings of the Sections of this Agreement are for the convenience of the Parties only, and shall be given no substantive or interpretive effect whatsoever.

              7.7 WAIVERS. Any Party hereto may, by written notice to the other Party hereto, (i) extend the time for the performance of any of the obligations or other actions of the other Party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other Party contained in this Agreement; or (iv) waive performance of any of the obligations of the other Party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

              7.8 MERGER OF DOCUMENTS. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

              7.9 EXHIBITS AND SCHEDULES. All Exhibits and Schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein. Disclosure of information by Seller on one Schedule or Exhibit shall be deemed to be full and complete disclosure by Seller of such information on all other Schedules and Exhibits and for all other purposes under this Agreement.

              7.10 SEVERABILITY. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions of this Agreement illegal, inoperative, unenforceable or invalid. Furthermore, in lieu of each illegal, invalid, unenforceable or inoperative provision, there shall be added automatically, as part of this Agreement, a provision similar in terms of such illegal, invalid, unenforceable or inoperative provision as may be possible and as shall be legal, valid, enforceable and operative.

              7.11 ASSIGNABILITY. Neither this Agreement nor any of the Parties' rights hereunder shall be assignable by any Party hereto without the prior written consent of the other Parties hereto; provided, however, that Buyer's, or its successors' or assigns', rights hereunder may be assigned or otherwise transferred, in whole or in part, without Seller's consent to any successor by merger or consolidation.

              7.12 DRAFTING. The Parties acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Agreement and that it has not been written solely by counsel for one Party. The Parties hereto therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another.

                  IN WITNESS WHEREOF, the Parties have executed this Agreement and caused the same to be duly executed and delivered on their behalf by their duly authorized representatives on the day and year hereinabove first set forth.

                                   SELLER:

                                   GOLDEN PHARMACEUTICALS, INC.


                                    By:
                                       -----------------------------------------
                                        Glen H. Weaver, Chief Financial Officer


                                   BUYER:

                                   SYNCOR PHARMACEUTICALS, INC.


                                   By:
                                      ------------------------------------------
                                        Charles A. Smith, President